Exhibit 10.4

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2016 ACQUISITION INCENTIVE PROGRAM

Section 1. Purpose.

The purpose of the Program is to set forth certain terms and conditions governing certain cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW” or the “Company”) 2007 Incentive Plan, as amended (the “Plan”). The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. Awards under the Program are intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code and together with the applicable terms of the Plan and Program shall be construed accordingly. The Program shall be effective as of January 1, 2016. Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2. Definitions

2.1. Award shall mean an opportunity to earn benefits under the Program.

2.2. Atlas shall mean AAWW or its subsidiaries.

2.3. Board shall mean the Board of Directors of AAWW.

2.4. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5. Committee shall mean the Compensation Committee of the Board.

2.6. Determination Date shall have the meaning specified in Section 6.2.

2.7. Eligible Participant means any of the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Staff Vice Presidents of Atlas, and such other Atlas officers or other key employees as may from time to time be designated by the Committee, all of which have been employed by Atlas Air, Inc. or Titan Singapore Aircraft Leasing Pte. Ltd. as of January 1, 2015 through the Payment Date.

2.8. Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.

2.9. Performance Period shall mean January 1, 2016 through December 31, 2016, or such shorter period as provided by the Program.

2.10. Program shall mean this Atlas Air Worldwide Holdings, Inc. 2016 Acquisition Incentive Program, as it may be amended from time to time.

Section 3. Administration.

The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

Section 4. Participation.

Each individual must be employed as an Eligible Participant on the first day of the Performance Period to be eligible to participate in the Program. An individual employed by Atlas, including an Eligible Participant, may be awarded incentive compensation outside the Program in lieu of or in addition to awards, if any, under the Program.

Section 5. Determination of Awards.

5.1. Bonus Award. The cash bonus payable under an Award for the Performance Period will be the amount established by the Committee (or, in the case of offices below the level of Senior Vice President, its delegate), for each Participant classification (the “Bonus Amount”).

5.2. Performance Measures. Payment of the Bonus Amount of each Award is conditioned upon the consummation of the Southern Transaction by December 31, 2016. For purposes of this Program, “Southern Transaction” shall mean a corporate transaction that results in the acquisition or merger by Atlas of 100% of the voting power and value of the shares of stock of Southern Air Holdings, Inc. or its subsidiary or affiliate (“Southern”) or substantially all of the assets of Southern.

Section 6. Payment of Awards under this Program.

6.1. General. A Participant will be entitled to receive payment, if any, under an Award if the Participant is still employed by Atlas on the Payment Date (as defined below), subject to this Section 6. A Participant will receive an Award in the manner and at the times set forth in Sections 6.2, 6.3, and 6.4. In no event shall the Bonus Amount for any Participant, when aggregated with any other Cash Award payable in 2016, exceed the maximum amount specified in Section 4(c) of the Plan.

6.2. Time of Payment. In connection with the completion of performance, the Committee shall certify, in accordance with Section 162(m) of the Code, whether and at what level the Performance Criteria have been achieved. For the purposes of this Program, the term “Determination Date” means the date on which the Committee makes such certification. Any Bonus Amount payable for the Performance Period shall be paid by Atlas within two weeks following the Determination Date, but in no event later than December 31, 2016 (the “Payment Date”).

6.3. Form of Payment. All Bonus Amounts for an Award shall be paid in cash.

6.4. Termination of Employment. A Participant whose employment terminates for any reason prior to the Payment Date shall forfeit such Award.

Section 7. General Provisions.

7.1. Plan to be Unfunded. The Program is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas. All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant any right, title, or interest in and to any specific assets of Atlas.

7.2. Section 409A of the Code. Awards under the Program are intended to be exempt from the requirements of Section 409A of the Code and shall be construed and administered accordingly. Notwithstanding anything to the contrary in the Program, neither the Company, nor any Affiliate, nor the Committee, nor any person acting on behalf of the Company, any Affiliate, or the Committee, shall be liable to any Participant or to the estate of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to be exempt from the requirements of Section 409A or by reason of Section 4999 of the Code.

7.3. Rights Limited. Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of Atlas, or limit the right of Atlas to discharge an Eligible Participant.

7.4. Governing Law. The Program shall be construed and governed in accordance with the laws of the State of New York.

7.5. Taxes. There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

Section 8. Amendment, Suspension, or Termination.

The Committee reserves the right to amend, suspend, or terminate the Program at any time.

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